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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* 2. Date of Event Requiring  4. Issuer Name and Ticker or            6. If Amendment, Date
                                            Statement                   Trading Symbol   CHICAGO BRIDGE         of Original
    WINFIELD   MICHAEL     D.               (Month/Day/Year)            & IRON COMPANY N.V.(NYSE: CBI)          (Month/Day/Year)
----------------------------------------                             --------------------------------------
    (Last)     (First)     (Middle)         1/1/01                   5. Relationship of Reporting            -----------------------
    1415 LOUISIANA STREET                --------------------------     Person(s) to Issuer                  7. Individual or Joint/
---------------------------------------- 3. I.R.S. Identification       (Check all applicable)                  Group Filing (Check
            (Street)                        Number of Reporting        X   Director       10% Owner             Applicable Line)
                                            Person, if an entity     -----           -----                       X  Form filed by
    HOUSTON     TEXAS        77002          (voluntary)                    Officer        Other (specify        --- One Reporting
----------------------------------------                             -----           -----      below)              Person
    (City)      (State)      (Zip)       --------------------------  (give title below)                             Form filed by
                                                                                                                --- More than One
                                                                     ------------------------------                 Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                     2. Amount of Securities     3. Ownership Form:                      4. Nature of Indirect
   (Instr. 4)                               Beneficially Owned          Direct (D) or                           Beneficial
                                            (Instr. 4)                  Indirect (I)                            Ownership (Instr. 5)
                                                                        (Instr. 5)
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NO SECURITIES OWNED
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses: I DO NOT OWN ANY SECURITIES                            /s/ MICHAEL D. WINFIELD               1/10/01
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                                                                                 **Signature of Reporting Person        Date


**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.